EXHIBIT 99.1

Titan Machinery Inc. Announces Fiscal Second Quarter Ended July 31, 2012 Results

-Second Quarter Revenue Increased 32% to $410 Million-

-Company Reiterates Revenue Outlook Range; Lowers Earnings Per Share Outlook Range-

-Equipment Margin Compression Impacted from Regional Drought Conditions-

-Company Continues Acquisition Strategy in Upper Midwest and Expands International Distribution Network-

West Fargo, ND — September 10, 2012 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter and first six months ended July 31, 2012.

Fiscal 2013 Second Quarter Results

For the second quarter of fiscal 2013, revenue increased 31.9% to $410.1 million from revenue of $310.8 million in the second quarter last year.  All four of the Company’s revenue sources—equipment, parts, service, and rental and other—contributed to this period-over-period revenue growth.  Equipment sales were $306.2 million for the second quarter of fiscal 2013, compared to $225.3 million in the second quarter last year.  Parts sales were $57.9 million for the second quarter of fiscal 2013, compared to $49.3 million in the second quarter last year.  Revenue generated from service was $30.5 million for the second quarter of fiscal 2013, compared to $25.4 million in the second quarter last year.  Revenue from rental and other increased to $15.5 million from $10.9 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2013 was $70.4 million, compared to $55.9 million in the second quarter last year. The Company’s gross profit margin was 17.2% in the second quarter of fiscal 2013, compared to 18.0% in the second quarter last year.  The decrease in gross profit margin was primarily due to lower used equipment margins as a result of a more competitive pricing environment and the change in sales mix, in which the higher margin parts and service businesses generated a smaller percentage of sales compared to the same quarter last year.

Operating expenses were 13.8% of revenue or $56.5 million for the second quarter of fiscal 2013, compared to 14.2% or $44.1 million for the second quarter of last year.

Pre-tax income for the second quarter of fiscal 2013 was $8.8 million, compared to $10.4 million in the second quarter last year.  Pre-tax margin was 2.1% for the second quarter of fiscal 2013, compared to 3.3% in the second quarter last year.  Pre-tax Agriculture segment income was $10.6 million for the second quarter of fiscal 2013, compared to $10.9 million in the second quarter last year.  Pre-tax Construction segment income was $628,000 for the second quarter of fiscal 2013, compared to pre-tax Construction segment income of $576,000 in the second quarter last year. The year over year decline in Company pre-tax income reflected lower equipment margins, increased floorplan expenses due to higher inventory levels, and higher interest expense due to the Company’s April 2012 private offering of convertible debt.

Net income attributable to common stockholders for the second quarter of fiscal 2013 was $5.2 million, compared to $6.2 million in the second quarter last year.  Earnings per diluted share for the second quarter of fiscal 2013 were $0.25 on approximately 21.0 million weighted average diluted common shares outstanding, compared to $0.30 on approximately 20.6 million weighted average diluted common shares outstanding in the second quarter last year.

Fiscal 2013 First Six Months Results

For the six months ended July 31, 2012, revenue increased 32.2% to $831.8 million from $629.0 million for the same period last year. Gross margin for the first six months of fiscal 2013 was 16.9%, compared to 17.3% in the same period last year. Pre-tax income for the first six months of fiscal 2013 was $21.1 million for a pre-tax margin of 2.5%, compared to $22.6 million, or a pre-tax margin of 3.6%, for the same period last year. Net income attributable to common stockholders for the first six months of fiscal 2013 was $12.7 million, or $0.60 per diluted share, compared to $13.4 million, or $0.69 per diluted share, for the same period last year. The six-month weighted average diluted common shares outstanding for the first six months of fiscal 2013 was 21.0 million, compared to 19.4 million weighted average diluted common shares outstanding in the same period last year.

Balance Sheet

The Company ended the second quarter of fiscal 2013 with cash and cash equivalents of $126.5 million.  The Company’s inventory level was $938.3 million as of July 31, 2012, compared to $748.0 million at the end of fiscal 2012.  This inventory level primarily reflected an increase in new equipment, which increased to $626.4 million at July 31, 2012 from $445.5 million at January 31, 2012, while used equipment decreased slightly to $211.9 million at July 31, 2012 from $219.8 million at January 31, 2012.  Given the increased new equipment supply in the Agriculture industry, the Company has adjusted its strategy for new equipment inventory and expects this strategy will result in a decrease of new equipment inventory, excluding acquisitions, during the back half of fiscal 2013 after peaking in the third quarter of fiscal 2013.  The Company will continue to manage used equipment levels and valuations regularly but due to seasonally higher new equipment demand in the back half of the year the used equipment inventory level is anticipated to increase by the end of fiscal 2013.  The Company had available $162.0 million of its $800.0 million total discretionary floorplan lines of credit as of July 31, 2012.

Acquisitions & New Store Openings

In fiscal 2013 to date, the Company completed five acquisitions, consisting of three agriculture equipment dealership locations in the United States, three construction equipment dealership locations in the United States, one independent rental yard location in the United States, and seven agriculture equipment dealership locations in Europe.  The Company also opened a new construction dealership in Windsor, Colorado and three new agriculture dealership locations in Romania.  In addition, the Company recently contracted with CNH to distribute Case Construction equipment in Romania and Bulgaria.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the second quarter, we continued to make progress with our business, as we generated organic and acquired growth for both our Agriculture and Construction segments.  Even though our agriculture customers experienced strengthening commodity prices midway through our second quarter, severe drought conditions in the Midwest negatively impacted customer sentiment and associated equipment margins.  Construction equipment margins were also pressured by competitive conditions particularly in some of the larger metro areas of recent acquisitions.  These factors generated a competitive retail equipment market where we were able to maintain sales activity but experienced a compression in our overall equipment margins and in particular our used equipment margins.  As a result, we are reiterating our annual revenue guidance but lowering annual net income and earnings per share outlook.

Mr. Meyer continued, “As we enter the second half of fiscal 2013, we are confident in our revenue forecasts due to strong agriculture balance sheets, crop insurance and record high commodity prices.  Based on the increased inventory availability due to the widespread drought, we have adjusted our inventory management strategy.  With the combination of expected strong revenue and conservative stocking, we expect our new inventory levels to decrease by the end of our fiscal 2013 year after peaking in the current third quarter.  We continue to execute our growth strategy with strategic acquisitions and store openings across all of our Agriculture, Construction, Rental, and International growth platforms and are excited that our acquisition growth opportunities as well as our strong organic growth have us well-positioned for the future.”

Updating Fiscal 2013 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business. The Company is reiterating its previous revenue guidance and continues to expect revenue for the full year ending January 31, 2013 in a range of $1.95 billion to $2.1 billion. The Company is lowering its net income attributable to common stockholders and earnings per diluted share guidance.  Net income attributable to common stockholders is now expected to be in the range of $44.3 million to $48.5 million, compared to the previous range of $53.8 million to $58.0 million.  Earnings per diluted share is now expected to be in the range of $2.10 to $2.30 based on estimated weighted average diluted common shares outstanding of 21.1 million, compared to the previous range of $2.55 to $2.75 based on estimated weighted average diluted common shares outstanding of 21.1 million.  For comparative purposes, the Company generated revenue of $1.66 billion in fiscal year 2012 and net income attributable to common stockholders for fiscal 2012 was $43.8 million, or $2.18 per diluted share, based on weighted average diluted common shares outstanding of 20.1 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 417-8519 from the U.S.  International callers can dial (719) 325-2214.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 20, 2012, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 4737015.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 99 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, and Colorado, including two outlet stores, as well as 12 European dealerships in Romania and Bulgaria. The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding new and used equipment inventory levels, additional growth and domestic and international acquisition opportunities and the Company’s ability to capitalize on such opportunities,  growth and profitability expectations, and the expected results of operations for the fiscal year ending January 31, 2013 and the components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	July 31,	January 31,
	2012	2012
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$126,509	$79,842
Receivables, net	66,203	82,518
Inventories	938,267	748,047
Prepaid expenses and other	2,972	2,108
Income taxes receivable	—	3,140
Deferred income taxes	5,147	5,370
Total current assets	1,139,098	921,025

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	3,469	2,792
Goodwill	29,529	24,404
Intangible assets, net of accumulated amortization	12,631	10,793
Other	7,545	2,776
Total intangibles and other assets	53,174	40,765

PROPERTY AND EQUIPMENT, net of accumulated depreciation	182,534	126,282

TOTAL ASSETS	$1,374,806	$1,088,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$31,024	$28,424
Floorplan notes payable	707,459	552,428
Current maturities of long-term debt	4,600	4,755
Customer deposits	12,163	49,540
Accrued expenses	23,263	26,735
Income taxes payable	1,381	—
Total current liabilities	779,890	661,882

LONG-TERM LIABILITIES
Senior convertible notes	124,132	—
Long-term debt, less current maturities	61,102	57,405
Deferred income taxes	38,721	28,592
Other long-term liabilities	2,150	2,854
Total long-term liabilities	226,105	88,851

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share; authorized - 45,000 shares, issued and outstanding - 21,031 at July 31, 2012 and authorized - 25,000 shares, issued and outstanding - 20,911 at January 31, 2012	—	—
Additional paid-in-capital	235,336	218,156
Retained earnings	131,057	118,251
Accumulated other comprehensive loss	(894)	(70)
Total Titan Machinery Inc. stockholders’ equity	365,499	336,337
Noncontrolling interest	3,312	1,002
Total stockholders’ equity	368,811	337,339

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,374,806	$1,088,072

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$306,170	$225,283	$628,698	$474,512
Parts	57,895	49,292	116,739	91,202
Service	30,466	25,395	60,218	46,359
Rental and other	15,540	10,879	26,139	16,941
TOTAL REVENUE	410,071	310,849	831,794	629,014

COST OF REVENUE
Equipment	279,284	204,430	571,369	427,731
Parts	40,357	34,426	81,010	64,146
Service	10,474	8,963	20,837	16,871
Rental and other	9,592	7,179	17,805	11,612
TOTAL COST OF REVENUE	339,707	254,998	691,021	520,360

GROSS PROFIT	70,364	55,851	140,773	108,654

OPERATING EXPENSES	56,507	44,060	111,363	83,496

INCOME FROM OPERATIONS	13,857	11,791	29,410	25,158

OTHER INCOME (EXPENSE)
Interest and other income	119	267	607	552
Floorplan interest expense	(2,420)	(1,334)	(5,318)	(2,496)
Interest expense other	(2,774)	(341)	(3,567)	(616)

INCOME BEFORE INCOME TAXES	8,782	10,383	21,132	22,598

PROVISION FOR INCOME TAXES	(3,477)	(4,092)	(8,368)	(9,039)

NET INCOME INCLUDING NONCONTROLLING INTEREST	5,305	6,291	12,764	13,559

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	96	—	(42)	—

NET INCOME ATTRIBUTABLE TO TITAN MACHINERY INC.	$5,209	$6,291	$12,806	$13,559

NET INCOME ALLOCATED TO PARTICIPATING SECURITIES	(54)	(56)	(125)	(124)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,155	$6,235	$12,681	$13,435

EARNINGS PER SHARE - DILUTED	$0.25	$0.30	$0.60	$0.69
WEIGHTED AVERAGE COMMON SHARES - DILUTED	21,000	20,617	20,981	19,392

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended July 31,			Six Months Ended July 31,
	2012	2011	% Change	2012	2011	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$336,495	$266,353	26.3%	$696,630	$553,331	25.9%
Construction	95,268	59,821	59.3%	176,876	103,960	70.1%
Segment revenue	431,763	326,174	32.4%	873,506	657,291	32.9%
Eliminations	(21,692)	(15,325)	(41.5)%	(41,712)	(28,277)	(47.5)%
Total	$410,071	$310,849	31.9%	$831,794	$629,014	32.2%

Income (Loss) Before Income Taxes
Agriculture	$10,573	$10,937	(3.3)%	$24,911	$23,896	4.2%
Construction	628	576	9.0%	248	1,228	(79.8)%
Segment income (loss) before income taxes	11,201	11,513	(2.7)%	25,159	25,124	0.1%
Shared Resources	(1,751)	(887)	(97.4)%	(2,503)	(2,014)	(24.3)%
Eliminations	(668)	(243)	(174.9)%	(1,524)	(512)	(197.7)%
Total	$8,782	$10,383	(15.4)%	$21,132	$22,598	(6.5)%

Note: The Company reports its revenue and income (loss) before income taxes at the segment level before inter-company eliminations.